Exhibit 5.1

Menachem Tulchinsky, Adv.

Doron Stern, Adv.

Amir Levitski, Adv.

David Cohen, Adv.

Isaac Marciano, Adv. (C.P.A.)

Yossi Ratnovsky, Adv. (C.P.A.)

Alon Tabak Aviram, Adv. *

Daniel Chinn, Adv.

Baruch Perl, Adv.

Glenn (Gershon) Shalom Winter, Adv.*

Uriel Barak, Adv.*

Asaf Ben-Zeev, Adv.

Assaf Benmelech, Adv.

Michal Markovitz Blachar, Adv.

Ofer Dolinsky, Adv.

Ayelet Broditzky, Adv.

Hadas Poraz, Adv.

Dafna Achiam Tal, Adv.

Liat Sass, Adv.

Lana Tavor, Adv.

Alon Fiul, Adv.

Galia Suesskind-Spiegel, Adv.

Alon Karniel, Adv.

Talya Michaelson, Adv.

Shimrit Lifshitz Shachal, Adv.

Efrat Shuster, Adv.

Avital Mandel Hara, Adv.

Uri Nesher, Adv.

Amit Hirsch, Adv.

Tamar Nesher, Adv.

Aviad Avergil, Adv.

Pinhas Yair Bartal, Adv.

Ilanit Levi Avrahami, Adv.

Liron Levi Gabay, Adv.

Elad Mirvis, Adv.

Yasmin Ziv, Adv.

Avital Sela, Adv.

Lior Etgar, Adv.

Carmit Levy, Adv.

Ariel Shanon, Adv.

Itamar Shahar, Adv.

Benjamin Bekkerman, Adv.

Itamar Shoham, Adv.

*Member of the N.Y. Bar Association

February 28, 2014

To:
Galmed Pharmaceuticals Ltd.
8 Shaul Hamelech Blvd.
Tel Aviv
Israel

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel for Galmed Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with the underwritten initial public offering by the Company, contemplating (i) the issuance and sale by the Company of an aggregate of 2,350,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) of the Company (the “Offering Shares”) and (ii) the potential issuance and sale by the Company of up to an additional 352,500 Ordinary Shares (the “Additional Shares” and, collectively with the Offering Shares, the “Shares”), that are subject to an over-allotment option granted by the Company to the underwriters of the offering (the “Offering”). This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the registration statement on Form F-1 (File No. 333-193792) filed by the Company with the SEC (as amended through the date hereof, the “Registration Statement”) and to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect; (iii) a copy of the amended and restated articles of association of the Company, to be in effect subject to and as of immediately prior to the effectiveness of the Registration Statement (the “Amended Articles”); (iv) resolutions of the board of directors (the “Board”) and the shareholders of the Company which have heretofore been approved and, in each case, which relate to the Registration Statement and the actions to be taken in connection with the Offering (the “Resolutions”); and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that upon effectiveness of the Amended Articles and payment to the Company of the consideration per Share in such amount and form as shall be determined by the Board or an authorized committee thereof, the Shares, when issued and sold in the Offering pursuant to and as described in the Registration Statement, as declared effective by the SEC, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the state of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to update, advise or supplement such opinions to reflect any facts, circumstances, events or developments that may hereafter brought to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/ Tulchinsky Stern Marciano Cohen Levitski & Co.